News Release

Firsthand Technology Value Fund Portfolio Company
Turn to be Acquired by Amobee

San Jose, CA, February 23, 2017 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the "Fund"), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today that Turn, a holding of the Fund since 2013, has agreed to be acquired by Amobee, a subsidiary of Singtel, one of the largest mobile network operators in Singapore.

Amobee yesterday announced that it has signed an agreement to acquire Turn, an advertising technology company, at an enterprise value of $310 million. The acquisition of Turn will be the Fund's fourth M&A exit in the past 13 months, following Gilt Groupe, Tapad and Mattson Technology in 2016. Closing of the transaction is subject to regulatory approval as well as other standard closing conditions, and is currently expected in the first half of this year.

Turn is one of the Fund's largest investments, representing 5.6% of the Fund's net assets as of September 30, 2016. The Fund's initial investment in Turn was made in December 2013, and we have invested a total of approximately $15.6 million in the company. The Fund's final proceeds from the sale have not yet been determined, but we currently expect that the Fund may realize a nominal gain on the investment. More details will be made public as they become available.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund's investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund's public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

News Release

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund's historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund's investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com